 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2013

SOUTHERN HOSPITALITY DEVELOPMENT CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-53853	80-0182193
State of Incorporation	Commission File Number	IRS Employer Identification No.

2 N. Cascade Ave, Suite 1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

On April 30, 2013, Southern Hospitality Development Corporation issued an investor presentation.  A copy of this is attached as Exhibit 99.1 and incorporated by reference herein.

Item 8.01 Other Event

On April 29, 2013, Southern Hospitality Development Corporation (the “Company”) entered into a non-binding letter of intent (the “LOI”) with Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC (“BBCS”), a private Colorado limited liability company, whereby the Company would manage BBCS (the “Definitive Management Agreement”). Upon the signing of the Definitive Management Agreement, BBCS will issue approximately 30% of the membership interests in BBCS to the Company in exchange for services and investments.  These services and investments are estimated to include: establishment of the operating manual, development of the menu, oversight and management of all pre-opening activities, assistance in architectural development, hiring and management of staff, approximately $200,000 in pre-opening expenses, ongoing management of store after opening and manager will provide similar management services are listed here in paragraph 1 to franchises of Bourbon Brothers Franchise, LLC.

The closing of this transaction is subject to certain contingencies, including the negotiation of the Definitive Management Agreement, approval by the Company and BBCS Boards of Directors and the absence of any material adverse change through the closing date in the businesses of the Company and BBCS, respectively.

Item 9.01(d) Exhibits

99.1	Investor presentation dated April 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of April 2013.

Southern Hospitality Development Corporation

By:	/s/ JW Roth
JW Roth, Chairman